Exhibit 10.6
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”'), is made and entered into as of November 27, 2017, by and between Foamix Pharmaceuticals Inc., a company registered in the state of New Jersey (the “Company”) and David Domzalski (the “Executive”'). Where the context permits, references to “the Company” shall include the Company and any successor thereto.

WHEREAS, the Executive was previously engaged by the Company as its President of the US subsidiary, from April 14, 2014 until June 30, 2017 under an employment agreement entered into between the Executive and Foamix Pharmaceuticals Ltd. (the "Parent Company"), the parent company of the Company, dated April 28, 2014 (the "Previous Employment Agreement"); and

WHEREAS, the Company and Parent Company desire that in the framework of his employment by the Company, the Executive shall serve as the CEO of the Parent Company and the Executive desires to be so employed; and

WHEREAS, the parties mutually desire to enter into this Agreement, which will govern the terms and conditions of the Executive’s employment with the Company effective as of the Effective Date (subject to the approval of the Agreement by the general meeting of the Parent Company’s shareholders in accordance with the Israeli Companies Law, 5759-1999) ("GM Approval"), replacing the Previous Employment Agreement from the Effective Date onward.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Term of Employment.  The Executive’s employment with the Company under the terms and conditions of this Agreement will commence as of 1 July 2017 (the “Effective Date”) and will, unless earlier terminated in accordance with the terms and conditions of Section 7 of this Agreement, continue for an unfixed period. The period during which the Executive is employed under this Agreement is referred to as the “Employment Term.”

2.          Position and Reporting. During the Employment Term, the Executive will serve in the position of CEO of the Parent Company as well as Senior Vice President and CEO, US, of the Company and will report directly to the Parent Company’s Board of Directors (the “Board”). The Executive will also be required to communicate regularly with other management and team members as needed in the performance of his duties hereunder.

3.          Duties and Responsibilities. During the Employment Term, the Executive (i) agrees to render full-time services in performing his duties and responsibilities to the Company, Parent Company and its subsidiaries and will have no other employment and no other business ventures which are undisclosed to the Company or which conflict with his duties under this Agreement and (ii) will have such duties, commensurate with his position, as are assigned to him by the Board from time to time, which duties will include, inter alia, the duties and responsibilities set forth on Exhibit A hereto, subject in each case to the power of the Board to expand or limit such duties and responsibilities.

4.          Compensation and Benefits.

(a)          Base Salary. Subject to GM Approval, the Executive will receive an annual base salary equal to US$440,000, payable in accordance with the Company’s normal payroll practices as in effect from time to time (the "New Salary"). For the avoidance of doubt the sum of the New Salary being equal to US$440,000 is subject to the GM Approval and the actual amount may differ.

Until such time that that the GM Approval is received, the Executive shall continue to receive the most current base salary awarded under the Previous Employment Period (the "Previous Salary"). Upon receipt of the GM Approval, and subject to the GM Approval, the Executive shall receive a lump-sum special grant of the differential between the Previous Salary and the New Salary for the entire time period commencing from the Effective Date until such time of the GM Approval. For the avoidance of any doubt such grant shall not be considered as part of the New Salary for any intent or purpose and shall not entitle the Executive for any retroactive payment or benefit whatsoever.

(b)          Cash Incentive Compensation. Subject to GM Approval, the Executive will be eligible to receive additional cash incentive compensation during the Employment Term as follows:

(i)          In respect of each twelve month period beginning on the Effective Date, the Executive will have the opportunity to earn cash incentive compensation equal to 60% of the annual base salary as in effect on the first day of such period, subject to the achievement of both personal and Company performance criteria determined by the Parent Company or the Company, at such time as customary in the Company and to the Company's compensation plan as shall be from time to time (the "Target Bonus").

(ii)          Furthermore, in respect of each twelve month period beginning on the Effective Date, the Executive will have the opportunity to earn cash incentive compensation equal to 60% of the annual base salary as in effect on the first day of such period, subject to the discretion of the Board (the "Special Bonus"). It is hereby clarified that the Special Bonus may be granted only in extraordinary circumstances, based on exceptional performance.

(iii)          Any payment to be made under this Section 4 will only be paid to the Executive if he is actively employed by the Company or an affiliate on the payment date; however, without derogating from the generality of the above, where the Executive was employed only part of a year, the Board has full discretion to resolve that any payment under this Section 4 (if any) may be pro-rated in accordance with the portion of the year in which the Executive had been actually employed.

(c)          Equity Incentive Grants.

(i)          Subject to GM Approval, the Executive shall be granted such additional number of LTI's (comprising both RSUs and options as specified below) so that his aggregate holdings in the Parent Company (on a fully diluted basis, but excluding any shares that are merely reserved under the Parent Company’s share incentive plans and have not been issued or granted) shall amount to 2% as of the Effective Date, meaning the grant of additional LTIs covering a total of 409,650 ordinary shares of the Parent Company. The vesting schedule and strike price (where applicable) of such LTIs shall be in accordance with the Company's compensation policy. Such grant of the additional LTIs shall be done on the basis of a 1:4 ratio (one RSU per four options), resulting in the grant of a total of 81,930 additional RSUs and 327,720 additional options. It is hereby clarified that the above grant is a one-time grant, in relation to the promotion of the Executive, and should not be deemed as indicative with regard to future annual grants.

(ii)          The Executive will be eligible to receive additional equity incentive awards from time to time in the Parent Company’s sole discretion.

(d)          Reimbursement of Expenses. Consistent with its policies as established from time to time, the Company will reimburse the Executive for all business expenses that he reasonably incurs in connection with the performance of his duties hereunder during the Employment Term, as substantiated by appropriate documentation. All such expenses will either be paid directly by the Company or under an expense account arrangement approved and implemented by the Company.

(e)          Paid Time Off.

(i)          The Executive will be entitled to a total of 20 business days of paid vacation and sick days per calendar year during the Employment Term (pro-rated for any partial year,) in accordance with the Company’s vacation policy as in effect from time to time. Vacation and sick days accrue ratably over the calendar year at the rate of 1.66 days per month and may not be carried forward from year to year.

(ii)          The Executive will be entitled to additional paid time-off in respect of federal holidays in accordance with the Company’s policies as in effect from time to time.

(f)          Employee Benefits. During the Employment Term, the Executive and his eligible dependents will be entitled to participate in the Company’s healthcare plan as in effect from time to time (the “Healthcare Plan”) on the same terms as other senior executives of the Company; provided that if no such plan in which the Executive is eligible to participate is in effect at any time during the Employment Term, the Company will reimburse the Executive for any monthly premiums that the Executive pays in securing healthcare coverage for himself and his dependents during the Employment Term, up to a maximum of US$2,500 per month (the “Healthcare Reimbursement”). All matters of eligibility under the Company’s plans will be determined solely by the carriers providing such insurance.

5.          Prior Engagement. The Executive hereby represents and warrants that he has received from the Company all and any payments and benefits due to him with respect to his employment under the Previous Employment Agreement and its termination. Notwithstanding the above, the Executive acknowledges that the commencement date for the calculation of his seniority in the Company, for the purpose of all rights and benefits owed to him under law and this Agreement, shall commence as 14 April 2014 and that the terms and conditions of the Executive's employment with the Company are exclusively and in all respects settled and determined under this Agreement.

6.          Restrictive Covenants.

(a)          Non-Competition, The Executive recognizes that, in the event his employment with the Company is terminated for any reason, whether voluntarily or involuntarily, his knowledge of the Confidential Information (as defined below) and trade secrets of the Company and Parent Company and his role in the Company and Parent Company’s business may allow him to compete or to assist a third party to compete unfairly with the Company, Parent Company or any of its subsidiaries. The Executive will not, in any manner whatsoever, directly or indirectly, anywhere in the world, both during his employment hereunder and for 12  months following the termination of his employment with the Company for any reason (the “Restricted Period”), (i) form, carry on, engage in or be concerned with or interested in (financially or in any other capacity); (ii) advise, lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part thereof to be used in the promotion or advancement of; or (iii) be employed by or render any services (as an employee, independent contractor, consultant, or otherwise) to, any individual or other entity engaged in, or concerned with or interested in, any business that develops or commercializes foam or topical tetracycline antibiotics or is otherwise directly competitive with, the business of the Company, Parent Company and its subsidiaries (i.e., any compound that is the same or substantially similar to a compound being developed or sold by the Company or Parent Company) (each, a “Competitive Business”), in each case without the prior written consent of the Company or Parent Company.

(b)          Non-Solicitation. The Executive will not, in any manner whatsoever, directly or indirectly, without the prior written consent of the Company or Parent Company, at any time during the Restricted Period:

(i)          induce or endeavor to induce (A) any employee of the Company or any of its affiliates to leave employment with the Company or an affiliate or (B) any consultant or contractor of the Company or any of its affiliates to terminate its relationship as such with the Company or any such affiliate during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Company and its affiliates, provided, that this clause (i) shall not preclude customary non-targeted recruiting efforts or general solicitations that are not specifically directed to, but which may have the effect of causing an employee, consultant or contractor to leave the employment or arrangement with the Company or an affiliate;

(ii)          employ or attempt to employ or assist any individual or other entity to employ any employee of the Company or an affiliate or to retain any consultant or contractor during any period of time that the business services provided, directly or indirectly, by such consultant or contractor are exclusively or primarily being provided to the Company or an affiliate, provided, that this clause (ii) shall not preclude an employer of the Executive from offering employment or consulting or contracting services to anyone without the direct or indirect assistance of the Executive; or

(iii)          for the purpose of competing with the Company or any of its subsidiaries, solicit, endeavor to solicit or otherwise interfere with the relationship of the Company or an affiliate with, any individual or other entity that: (A) is a customer or supplier of the Company or an affiliate at the date hereof and/or at the date of any termination of the Executive’s employment, (B) was a major customer or supplier of the Company or an affiliate at any time within 24 months prior to the date of any termination of the Executive’s employment; or (C) has been pursued as a prospective major customer or supplier by or on behalf of the Company or an affiliate at any time within 12 months prior to the date of any termination of the Executive’s employment, and in respect of whom the Company or an affiliate has not determined to cease all such pursuit.

(c)          Confidentiality. The Executive acknowledges that by reason of the Executive’s employment with the Company, he will have access to Confidential Information and trade secrets of the Company and its affiliates, and that such Confidential Information and trade secrets are essential components of the business of the Company and its affiliates, and are proprietary and would be of great value and benefit to competitors of the Company and its affiliates. “Confidential Information” includes anything respecting the Company and its affiliates or their respective businesses or operations, and which is not made readily available to the general public including, but not limited to:  (a) the identities, contact information, buying habits or practices of any of the Company’s customers; (b) the Company’s advertising and marketing strategies, methods, research and related data; (c) the names of any of the Company’s vendors or suppliers; (d) the cost, type and quantity of materials and/or supplies ordered by the Company; (e) the prices at which the Company obtains or has obtained or sells or has sold its products or services; (f) the Company’s costs, methods and objectives (including those methods licensed from other entities); (g) any technical information owned or created by the Company or licensed from another entity; (h) any inventions, techniques or proprietary methods; (i) any pending or issued patents; (j) financial or tax records; (k) personal information belonging to the Company’s current or former employees, owners and/or customers unrelated to terms or conditions of employment (including, but not limited to, Social Security numbers, birthdates, home addresses and telephone numbers, banking or credit card information, and medical information) (l) any “trade secrets” as such term is defined in the Uniform Trade Secrets Act, Defend Trade Secrets Act, New Jersey Trade Secrets Act and applicable common law or any other Confidential Information of, about, or concerning the business of the Company; and/or (m) such other Confidential Information or data of any kind, nature, or description as may be designated as “Confidential” from time to time by the Company. The Executive agrees that both during and after his employment with the Company, he will not disclose to any individual or other entity, except in the proper course of his employment, or use for his own purposes or for purposes other than those of the Company or its affiliates, any Confidential Information or trade secrets of the Company or its affiliates, acquired by the Executive. If information enters the public domain, except as a result of a breach of this Section 6(c) by the Executive or a breach of another confidentiality agreement to which the Company or an affiliate is a party, the information will not be deemed Confidential Information or a trade secret protected by this Section 6(c). If the Executive is compelled by law to disclose Confidential Information or trade secrets of the Company or its affiliates, pursuant to subpoena, an order from a court of competent jurisdiction, or other applicable legal authority, the Executive may disclose such Confidential Information or trade secrets to the extent so required, but will, if possible, (i) provide reasonable advance notice of the subpoena, court order, or legal authority to the Company, and (ii) afford the Company the reasonable opportunity to take legal action to contest, challenge, narrow or otherwise limit or condition the disclosure.

(d)          Exceptions.  Nothing in this Agreement prohibits Employee from reporting an event that he reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from cooperating in an investigation conducted by such a government agency.  This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (DTSA).  Under the DTSA, no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public.  Further, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(e)          Intellectual Property. The Executive’s written and otherwise tangible work product rendered pursuant to this Agreement is works for hire, and is the sole property of the Company. The Executive shall retain no rights in such written and otherwise tangible work product. The Executive hereby assigns to the Company any and all right, title and interest he may have in any written and otherwise tangible work product which he may invent and assist in inventing, while performing the services pursuant to this Agreement. The Executive hereby assigns to the Company any interest he may have in any inventions, patents, designs, trade names, trademarks, service marks or other forms of intellectual property which he may create or assist in the creating in the course of his provision of services pursuant to this Agreement. The Executive shall disclose to the Company all art which he has invented in the course of rendering services pursuant to this Agreement. The Executive shall assist the Company in securing protection of intellectual property by signing agreements, assignments and other documents.

(f)          Cooperation. The Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during the Executive’s employment hereunder. The Company shall reimburse the Executive for the Executive’s reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies and subject to the delivery of reasonable support for such expenses.

(g)          Restrictions Reasonable. The Executive confirms that all restrictions and covenants in this Section 6 (the “Restrictive Covenants”") are reasonable and valid, and waives all objections to and defenses to the strict enforcement thereof.

7.          Termination of Employment.

(a)          Termination by the Company for Cause; Voluntary Termination.

(i)          The Company may terminate the Executive’s employment for Cause at any time immediately upon notice. For purposes of this Agreement, “Cause” means (1) the Executive's commission of an act of fraud or dishonesty in the course of his employment hereunder; (2) the Executive's indictment, conviction or entering of a plea of nolo contendere for a crime constituting a felony; (3) the Executive's gross negligence or willful misconduct in connection with his employment hereunder; (4) the Executive’s willful and continued failure to substantially perform his duties hereunder; (5) the Executive's breach of any of the Restrictive Covenants; or (6) a material breach of this Agreement by the Executive.

(ii)          The Executive shall have the right to resign at any time by giving the Company 60 days’ notice of the termination date, subject to the Company’s right, at its election, to reduce the duration of the notice period upon notice to the Executive, in which case the last day of the reduced notice period shall constitute the date of termination.

(iii)          In the event of any such termination pursuant to this Section 7(a), the Company will have no further liability to the Executive except for payment of (1) any earned but unpaid base salary, (2) any incurred but unreimbursed business expenses, and (3) any accrued but unused vacation and sick days that exist as of the date of the Executive’s termination of employment (together, the “Accrued Benefits”).

(b)          Termination by the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause upon 60 days’ advance notice to the Executive (“Termination Without Cause”), subject to the Company’s right, at its election, to reduce the duration of the notice period upon notice to the Executive, in which case the last day of the reduced notice period shall constitute the date of termination. In the event of such termination, the Executive will receive the Accrued Benefits and, if the Executive (1) executes a release of all claims in a form acceptable to the Company (the “Release”) and the applicable revocation period with respect thereto expires within 60 days following the date of termination and (2) continues to comply with all restrictive covenants and all other material ongoing obligations to which he is subject (the “Obligations’’), then the Company shall:

(i)          provide the Executive with continued payment of his base salary as in effect immediately prior to the date of termination in accordance with the Company’s normal payroll practices ('“Continued Base Salary”) for twelve months following the date of termination (the “Severance Period”); provided that (x) such payments shall commence on the first regularly scheduled payroll date that occurs on or after the date on which the Release becomes irrevocable (the “Payment Commencement Date”) and (y) the first such payment shall include all payments that otherwise would have been paid to the Executive pursuant to this Section 7(b)(i) between the date of termination and the Payment Commencement Date if such payments had commenced as of the date of termination (the “Catch-Up Payment”);

(ii)          continue to make its portion of the contributions necessary to maintain the Executive’s coverage under the Healthcare Plan for the Severance Period; provided that if the Company determines in good faith that such contributions would cause adverse tax consequences to the Company or the Executive under applicable law, it shall instead provide the Executive with monthly cash payments during the Severance Period in an amount that, prior to withholding for applicable taxes, is equal to the amount of the Company’s monthly contributions referenced above; provided further that if a Healthcare Plan is not in effect on the date of termination, the Company shall continue to provide the Healthcare Reimbursement for the Severance Period; and

(iii)          cause any then-unvested RSU's and options to acquire Parent Company common stock held by the Executive to become fully vested and exercisable and provide that such options remain exercisable for ninety days following the date of termination (the “Equity Acceleration”).

(c)          Termination in Connection with Change in Control. Notwithstanding anything set forth in Section 7(b), if the Termination Without Cause occurs within one year following a Change in Control (as defined below), then the Executive will receive the Accrued Benefits and, if the Executive (1) executes the Release and the applicable revocation period with respect thereto expires within 60 days following the date of termination and (2) continues to comply with the Obligations:

(i)          the Company will provide the Executive with the Continued Base Salary for eighteen months following the Date of Termination (the "Change in Control Severance Period״), commencing on the Payment Commencement Date (and such first payment shall include the Catch-Up Payment);

(ii)          continue to make its portion of the contributions necessary to maintain the Executive’s coverage under the Healthcare Plan for the Change in Control Severance Period; provided that if the Company determines in good faith that such contributions would cause adverse tax consequences to the Company or the Executive under applicable law, it shall instead provide the Executive with monthly cash payments during the Change in Control Severance Period in an amount that, prior to withholding for applicable taxes, is equal to the amount of the Company’s monthly contributions referenced above; provided further that if a Healthcare Plan is not in effect on the date of termination, the Company shall continue to provide the Healthcare Reimbursement for the Change in Control Severance Period; and

(iii)          In lieu of the Executive's continued entitlement to the Target Bonus and Special Bonus for the Change in Control Severance Period, the Executive shall be paid a lump-sum amount equal to 60% of the Continued Base Salary multiplied by 18/12 months, to be paid within 60 days following the date of termination;

(iv)          the Executive will receive the Equity Acceleration.

For purposes of this Agreement, a “Change in Control” means (x) a merger, acquisition or reorganization of the Parent Company with one or more other entities in which the Parent Company is not the surviving entity (or in case of a reverse triangular merger - a merger in which the control in the Parent Company is transferred to a third party who did not control the Parent Company prior to such merger), or (y) a sale of all or substantially all of the assets of the Parent Company.

(d)          Death or Disability. In the event of the Executive’s death or the termination of the Executive’s employment as a result of the Executive’s disability (as determined by the Company in good faith), the Company will have no further liability to the Executive except for payment of the Accrued Benefits. For the avoidance of doubt, a termination of the Executive’s employment pursuant to this Section 7(d) shall not be considered a Termination Without Cause.

8.           Executive Representations. The Executive represents and warrants (i) that there is no legal restriction and/or contractual restriction prohibiting him from entering into an employment relationship with the Company, (ii) that by doing so he is not violating any third party’s rights, and (iii) that he knows that the Company is employing him based upon this statement.

9.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to any choice-of-law rules thereof. The parties agree that the sole and exclusive forum for the adjudication of any disputes arising under this Agreement shall be the New Jersey Superior Court, Somerset County or the United States District Court for the District of New Jersey.  The parties irrevocably agree to submit to the jurisdiction of the said courts for that purpose and the laying of venue in the said courts for that purpose. The parties further agree that all disputes submitted to either court shall be tried to the court without a jury and they expressly waive any right to trial by jury of any disputes arising under this agreement, including all statutory claims under federal, state or local law.

10.          Entire Agreement. This Agreement constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment, and it cancels and replaces any and all prior understandings and agreements between the Executive and the Parent Company or the Company. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

11.          Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as it is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

12.          Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

13.          Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, or delivered by email or facsimile, in each case as follows:

If to the Parent Company or the Company:

If Delivered in Person, to CFO

If Delivered by Fax, to +972 8 9474356; Attention: CFO

If to the Executive:

Using the information on file in the Company’s payroll records.

14.          Survival. The representations, warranties and covenants of the Executive contained in this Agreement will survive any termination of the Executive’s employment with the Company and its affiliates.

15.          Amendments. No modification, amendment or variation hereof will be of effect or binding upon the parties hereto unless agreed to in writing by each of them and thereafter such modification, amendment or variation will have the same effect as if it had originally formed part of this Agreement.

16.          Severability. If any covenant or provision contained herein is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it will not be deemed to affect or impair the validity or enforceability of any other covenant or provisions hereof, and such unenforceable covenant or provisions or part thereof will be treated as severable from the remainder of this Agreement.

17.          Waiver. No waiver by the parties hereto of any breach of any condition, covenant or agreement hereof will constitute a waiver of such condition, covenant or agreement except in respect of the particular breach giving rise to such waiver.

18.          Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything set forth in Section 7 to the contrary, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, the “Payment Commencement Date” shall be the 60th day following the date of termination. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FOAMIX PHARMACEUTICALS INC.
By: /s/ Stanley Hirsch	By: /s/ Rex bright
Name: Dr Stanley Hirsch	Name: Rex Bright
Title: Chairman	Title: Director EXECUTIVE /s/ David Domzalski David Domzalski

Exhibit A

Duties and Responsibilities

For purposes of this Exhibit, both the Company and Parent Company shall jointly be referred to as the "Company" and the Executive's duties and responsibilities shall apply equally with respect to both the Company and Parent Company.

Organizational responsibilities:

•
Oversee and manage the Company’s operations and ensure that they are completed in accordance with its respective deadlines, budgets and compliant with the laws of the jurisdictions which the Company operates.

•	Lead the development, communication and implementation of effective growth strategies and processes.

•	Motivate and lead the Company’s team.

•
Collaborate with the Company’s management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the growth objectives of the Company.

•	Assist, as required, in raising capital for the Company

Business development responsibilities:

Assist and advise the Company regarding the following:

•	Promoting business relationships and engagements with other pharmaceutical and cosmetic companies.

•	Preparing overall marketing strategy and product roadmap.

•	Facilitating growth, sales, and marketing strategies for the organization.

•	Increasing revenue generation and reducing costs.